For Immediate Release
Atlas Financial Holdings Announces Expansion of Credit Facility

And Provides Business Update

Chicago, Illinois (June 15, 2022) - Atlas Financial Holdings, Inc. (OTC: AFHIQ) (“we,” “us,” “our,” “Atlas” or the “Company”) today announced the expansion of the Company’s existing Convertible Senior Secured Delayed-Draw Credit Agreement (“Credit Facility”), adding new lenders and an additional $3.2 million of funding. The maturity date of the Credit Facility was also extended to June 30, 2024. Additional modifications to the Company’s obligations with respect to collateral and other modifications to the terms of the Credit Facility are detailed more fully in the Current Report on Form 8-K we filed today with the Securities and Exchange Commission. Atlas’ ordinary common shares are currently listed on the OTC Markets system under the symbol “AFHIQ”, which symbol is expected to return to “AFHIF” in the near future.

Scott D. Wollney, Atlas’ President and Chief Executive Officer, said, “We appreciate the continuing support from current lenders coupled with the addition of new ones. We expect that the additional working capital provided by the expansion of our Credit Facility will enable us to continue to deploy the valuable team and infrastructure we’ve built over many years with the goal of continuing to recapture business in our post-pandemic recovery. Despite elevated fuel costs, we continue to see positive signs of recovery with an increased demand for rides and a related improvement in full-time driver supply.”

Recent data from a number of municipalities indicate that taxi and transportation network company trips are continuing to recover, but still have a significant way to go. For example, in May 2022, monthly taxi trips in Chicago were up 15% from the prior month, but were still down 60% from pre-pandemic levels in 2019. This increase represents movement in the right direction, as compared to the 90% decrease in monthly taxi trips seen during most of the pandemic. We believe that taxi and transportation network company trips are leading indicators of demand for the insurance products our managing general agency operation (“AGMI”) provides.

On a year-to-date basis through May 2022, applications for insurance submitted to AGMI and policies issued continued to reflect the favorable trend seen in the first quarter of this year and were up 287% and 468%, respectively, as compared to the same period in the prior year. We remain encouraged by continued momentum following the first quarter, with applications for insurance and policies issued during April 2022 up 258% and 407%, respectively, with further increases seen in May 2022 up 273% and 529%, respectively, as compared to the same months last year. Pricing is also up significantly, with the average premium per vehicle during the past year approximately 49% higher as compared to 2018.

Mr. Wollney continued, “While this preliminary data suggest that our post-pandemic recovery should result in improvement to our core business, there can be no assurance that these trends will continue or that future results will be consistent with these indications. However, we are extremely encouraged by the momentum that is building. We continue to work towards positive cash flow from our managing general agency operations. As we do so, we believe the expansion of our Credit Facility provides important liquidity to enable us to retain valuable infrastructure and focus on the profitable growth of our business and expansion of our product offerings to accommodate the evolving specialty business segments we target.”

About Atlas Financial Holdings, Inc.
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs and limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

The Company’s strategy is focused on leveraging its MGA operation, AGMI, and its insurtech digital platform, optOn. For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K. No forward-looking statement can be guaranteed, including, without limitation, statements regarding the Company’s anticipated ability to recapture its prior volume of business and to expand. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Company Contact:	Investor Relations Contact:
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Karin Daly, Vice President
847-700-8600	212-836-9623
swollney@atlas-fin.com	kdaly@equityny.com